                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                   ----------

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                                (Amendment No. 4)

            COMPANIA ANONIMA NACIONAL TELEFONOS DE VENEZUELA (CANTV)
          ------------------------------------------------------------
                                (Name of Issuer)

                 NATIONAL TELEPHONE COMPANY OF VENEZUELA (CANTV)
    -------------------------------------------------------------------------
                  (Translation of Name of Issuer Into English)

                             Class D Common Shares,
        Nominal Value Bs. 36.90182224915 Per Share (the "Class D Shares")
                  American Depositary Shares, Each Representing
                        Seven Class D Shares (the "ADSs")
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                  P3055Q103 (Class D Shares); 204421101 (ADSs)
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

       Barry J. Sharp, Senior Vice President and Chief Financial Officer,
      The AES Corporation 1001 North 19th Street Arlington, Virginia 22209,
                               Tel: (703) 522-1315

                                    Copy to:

           Michael E. Gizang, Skadden, Arps, Slate, Meagher & Flom LLP
           Four Times Square, New York, NY 10036, Tel: (212) 735-2704
 -------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                November 7, 2001
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d(f) or 13d-1(g), check the following box [ ]

--------------------------------------------------------------------------------
CUSIP NO. P3055Q103 (Class D Shares)             13D                     PAGE 2
204421101 (ADSs)
--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           The AES Corporation
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [ ]
                                                                (b)      [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO, AF
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           State of Delaware
--------------------------------------------------------------------------------
                     7    SOLE VOTING POWER          Class D Shares: 64,000,524
                                                     ADSs: 1,000
NUMBER OF          -------------------------------------------------------------
SHARES               8    SHARED VOTING POWER        Class D Shares: None
BENEFICIALLY                                         ADSs: None
OWNED BY           -------------------------------------------------------------
REPORTING            9    SOLE DISPOSITIVE POWER     Class D Shares: 64,000,524
PERSON WITH                                          ADSs: 1,000
                   -------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER   Class D Shares: None
                                                     ADSs: None
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Class D Shares: 64,000,524
           ADSs: 1,000
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           13.6% (the 64,000,524 Class D Shares and 1,000 ADSs represent approximately 13.6% of the total Class D Shares outstanding (including Class D Shares represented by ADSs)). See Item 5.
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           HC
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. P3055Q103 (Class D Shares)             13D                     PAGE 3
204421101 (ADSs)
--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           AES Channon Holdings B.V.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [ ]
                                                                (b)      [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO, AF
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           The Netherlands
--------------------------------------------------------------------------------
                     7    SOLE VOTING POWER          Class D Shares: 64,000,524
                                                     ADSs: 1,000
NUMBER OF          -------------------------------------------------------------
SHARES               8    SHARED VOTING POWER        Class D Shares: None
BENEFICIALLY                                         ADSs: None
OWNED BY           -------------------------------------------------------------
REPORTING            9    SOLE DISPOSITIVE POWER     Class D Shares: 64,000,524
PERSON WITH                                          ADSs: 1,000
                   -------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER   Class D Shares: None
                                                     ADSs: None
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Class D Shares: 64,000,524
           ADSs: 1,000
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           13.6% (the 64,000,524 Class D Shares and 1,000 ADSs represent approximately 13.6% of the total Class D Shares outstanding (including Class D Shares represented by ADSs)). See Item 5.
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. P3055Q103 (Class D Shares)             13D                     PAGE 4
204421101 (ADSs)
--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Corporacion EDC, C.A.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [ ]
                                                                (b)      [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO, WC
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Venezuela
--------------------------------------------------------------------------------
                     7    SOLE VOTING POWER          Class D Shares: 64,000,524
                                                     ADSs: 1,000
NUMBER OF          -------------------------------------------------------------
SHARES               8    SHARED VOTING POWER        Class D Shares: None
BENEFICIALLY                                         ADSs: None
OWNED BY           -------------------------------------------------------------
REPORTING            9    SOLE DISPOSITIVE POWER     Class D Shares: 64,000,524
PERSON WITH                                          ADSs: 1,000
                   -------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER   Class D Shares: None
                                                     ADSs: None
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Class D Shares: 64,000,524
           ADSs: 1,000
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           13.6% (the 64,000,524 Class D Shares and 1,000 ADSs represent approximately 13.6% of the total Class D Shares outstanding (including Class D Shares represented by ADSs)). See Item 5.
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. P3055Q103 (Class D Shares)             13D                     PAGE 5
204421101 (ADSs)
--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Inversiones Inextel, C.A.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [ ]
                                                                (b)      [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Venezuela
--------------------------------------------------------------------------------
                     7    SOLE VOTING POWER          Class D Shares: 63,999,524
                                                     ADSs: None
NUMBER OF          -------------------------------------------------------------
SHARES               8    SHARED VOTING POWER        Class D Shares: None
BENEFICIALLY                                         ADSs: None
OWNED BY           -------------------------------------------------------------
REPORTING            9    SOLE DISPOSITIVE POWER     Class D Shares: 63,999,524
PERSON WITH                                          ADSs: None
                   -------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER   Class D Shares: None
                                                     ADSs: None
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Class D Shares: 63,999,524
           ADSs: None
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           13.6% (the 63,999,524 Class D Shares represent approximately 13.6% of the total Class D Shares outstanding (including Class D Shares represented by ADSs)). See Item 5.
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP NO. P3055Q103 (Class D Shares)             13D                     PAGE 6
204421101 (ADSs)
--------------------------------------------------------------------------------
1          NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           AES Comunicaciones de Venezuela, C.A.
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)      [ ]
                                                                (b)      [ ]
--------------------------------------------------------------------------------
3          SEC USE ONLY
--------------------------------------------------------------------------------
4          SOURCE OF FUNDS
           OO
--------------------------------------------------------------------------------
5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
           TO ITEM 2(d) or 2(e)                                          [ ]
--------------------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION
           Venezuela
--------------------------------------------------------------------------------
                     7    SOLE VOTING POWER          Class D Shares: 1,000
                                                     ADSs: 1,000
NUMBER OF          -------------------------------------------------------------
SHARES               8    SHARED VOTING POWER        Class D Shares: None
BENEFICIALLY                                         ADSs: None
OWNED BY           -------------------------------------------------------------
REPORTING            9    SOLE DISPOSITIVE POWER     Class D Shares: 1,000
PERSON WITH                                          ADSs: 1,000
                   -------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER   Class D Shares: None
                                                     ADSs: None
--------------------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           Class D Shares: 1,000
           ADSs: 1,000
--------------------------------------------------------------------------------
12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                                [ ]
--------------------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 0.1% (the 1,000 Class D Shares and 1,000 ADSs represent less than 0.1% of the total Class D Shares outstanding (including Class D Shares represented by ADSs)). See Item 5.
--------------------------------------------------------------------------------
14         TYPE OF REPORTING PERSON
           CO
--------------------------------------------------------------------------------

         This Amendment No. 4 to Schedule 13D ("Amendment No. 4") amends and supplements the statement on Schedule 13D originally filed on July 3, 2001 with the Securities and Exchange Commission (the "SEC") by The AES Corporation ("AES"), AES Channon Holdings B.V., Corporacion EDC, C.A., Inversiones Inextel, C.A., Servicios EDC, C.A. and Inversiones Onapo, C.A., as amended and supplemented prior to the date hereof (the "Schedule 13D").

         Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Schedule 13D.

ITEM 4. PURPOSE OF TRANSACTION.

         Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following paragraph:

         On November 7, 2001, AES issued a press release announcing that the tender offers to purchase shares and ADSs of the Issuer commenced by AES Comunicaciones de Venezuela, C.A. on September 25, 2001 were terminated. The press release is filed as an Exhibit 1.9 hereto and incorporated herein by reference.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 of the Schedule 13D is hereby amended and supplemented by adding the following paragraph:

         According to the Issuer's statement on Schedule TO filed with the SEC on October 24, 2001, as of October 17, 2001, the Issuer had 926,037,385 shares of capital stock outstanding, of which approximately 407,300,610 were Class D Shares (including Class D Shares represented by ADSs), excluding the Inextel Class D Shares. The Reporting Persons believe that the Inextel Class D Shares are Class D Shares; however, to date, the Issuer has treated the Inextel Class D Shares as Class A Shares of the Issuer. Treating the Inextel Class D Shares as Class D Shares, the total number of Class D Shares outstanding (assuming no change in the number of Class D Shares outstanding since October 17, 2001) is 471,300,134 and the 64,000,524 Class D Shares and 1,000 ADSs beneficially owned by AES represent approximately 13.6% of the total Class D Shares outstanding (including Class D Shares represented by ADSs).

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 of the Schedule 13D is hereby amended and supplemented by adding the following exhibit:

Exhibit No.           Description
-----------           -----------
1.9                   Press Release issued November 7, 2001.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                             The AES Corporation


                                             By:  /s/ Paul Hanrahan
                                                  ---------------------------
                                                  Name:  Paul Hanrahan
                                                  Title: Executive Vice
                                                         President


Date: November 7, 2001

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                             AES Channon Holdings B.V.


                                             By:  /s/ Steven P. Clancy
                                                  ---------------------------
                                                  Name:  Steven P. Clancy
                                                  Title: Director


Date: November 7, 2001

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                             Corporacion EDC, C.A.


                                             By:  /s/ Paul Hanrahan
                                                  ---------------------------
                                                  Name:  Paul Hanrahan
                                                  Title: Director


Date: November 7, 2001

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                            Inversiones Inextel, C.A.


                                            By:   /s/ Steven P. Clancy
                                                  ---------------------------
                                                  Name:  Steven P. Clancy
                                                  Title: Director


Date: November 7, 2001

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment to Schedule 13D is true, complete and correct.

                                            AES Comunicaciones de Venezuela, C.A


                                            By:   /s/ Paul Hanrahan
                                                  ---------------------------
                                                  Name:  Paul Hanrahan
                                                  Title: Director


Date: November 7, 2001